Exhibit 23.1

BDO Kendalls (NSW) Level 19, 2 Market St Sydney NSW 2000 GPO Box 2551 Sydney NSW 2001 Phone 61 2 9286 5555 Fax 61 2 9286 5599 info.sydney@bdo.com.au www.bdo.com.au

ABN 57 908 209 104

Marshall Edwards, Inc.
140 Wicks Road
NORTH RYDE NSW 2113
AUSTRALIA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 27, 2007, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/
BDO Kendalls (NSW)
BDO Kendalls (NSW)

Sydney, NSW, Australia
March 19, 2008

BDO Kendalls is a national association
of separate partnerships and entitles.
Liability limited by a scheme approved
under Professional Standards Legislation